The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 22, 2020

JPMorgan Chase Financial Company LLC	October 2020

Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated October     , 2020

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Lookback Entry Buffered PLUS, which we refer to as the Buffered PLUS, will pay no interest and provide a minimum payment at maturity of only 5.00% of the stated principal amount. The payment at maturity on the Buffered PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the 8-day lookback observation period beginning on the pricing date. At maturity, if the underlying index has appreciated in value from the lookback index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity. If the underlying index has declined in value from the lookback index value but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the underlying index has declined from the lookback index value by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 5.00% of the stated principal amount. Investors may lose up to 95.00% of the stated principal amount of the Buffered PLUS at maturity. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the lookback feature used in determining the lookback index value and the leverage and buffer features that in each case apply to a limited range of performance of the underlying index. The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying index:		Dow Jones Industrial AverageTM (Bloomberg ticker: INDU Index)
Aggregate principal amount:		$
Payment at maturity:

If the final index value is greater than the lookback index value, for each $10 stated principal amount Buffered PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to the lookback index value or is less than the lookback index value but has decreased from the lookback index value by an amount less than or equal to the buffer amount of 5.00%, for each $10 stated principal amount Buffered PLUS,

$10

If the final index value is less than the lookback index value and has decreased from the lookback index value by an amount greater than the buffer amount of 5.00%, for each $10 stated principal amount Buffered PLUS,

($10 × index performance factor) + $0.50

This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $0.50 per Buffered PLUS at maturity.

Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – lookback index value) / lookback index value
Lookback index value:		The lowest closing level of the underlying index during the lookback observation period. In no event will the lookback index value be greater than , which is the closing level of the underlying index on the pricing date
Lookback observation period:		The period consisting of each day from and including the pricing date to and including November 6, 2020. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value.
Leverage factor:		110%
Buffer amount:		5.00%
Maximum payment at maturity:		At least $11.025 (at least 110.25% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.025 per Buffered PLUS.
Minimum payment at maturity:		$0.50 per Buffered PLUS (5.00% of the stated principal amount)
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		October , 2020 (expected to price on or about October 30, 2020)
Original issue date (settlement date):		November , 2020 (3 business days after the pricing date)
Maturity date:		December 3, 2021, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.125(2)	$9.84
$0.035(3)
Total	$	$	$
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.125 per $10 stated principal amount Buffered PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.035 for each $10 stated principal amount Buffered PLUS.

If the Buffered PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Buffered PLUS would be approximately $9.76 per $10 stated principal amount Buffered PLUS. The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.40 per $10 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.

Investing in the Buffered PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product supplement no. MS-1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007233/crt-dp125067_424b2.pdf

Underlying supplement no. 1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:

Final index value:	The closing level of the underlying index on the valuation date
Index performance factor:	final index value / lookback index value
Stated principal amount:	$10 per Buffered PLUS
Valuation date:	November 30, 2021, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
CUSIP / ISIN:	48132N620 / US48132N6206
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	JPMS

October 2020	Page 2

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of potential positive performance of the underlying index relative to the lowest closing level of the underlying index during the lookback observation period.
▪	To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To obtain a buffer against a specified level of negative performance in the underlying index.

Maturity:	Approximately 13 months
Leverage factor:	110%
Buffer amount:	5.00%
Maximum payment at maturity:	At least $11.025 (at least 110.25% of the stated principal amount) per Buffered PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	$0.50 per Buffered PLUS. Investors may lose up to 95.00% of the stated principal amount of the Buffered PLUS at maturity.
Limited lookback feature:	The lookback index value, to which the final index value will be compared to determine the payment at maturity, will be the lowest closing level of the underlying index during the lookback observation period.

Supplemental Terms of the Buffered PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

October 2020	Page 3

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset. If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity. The payment at maturity on the Buffered PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the lookback observation period. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the underlying asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 95.00% of the stated principal amount of the Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Lookback Observation Period	The payment at maturity on the Buffered PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the lookback observation period. The lookback observation period will consist of each day from and including the pricing date to and including November 6, 2020. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value. If the closing level of the underlying index declines during the lookback observation period, the payment at maturity will be determined by reference to the final index value as compared to the lowest closing level of the underlying index during this period.
Upside Scenario	The underlying index increases in value from the lookback index value and, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 110% of the index percent increase, subject to the maximum payment at maturity of at least $11.025 (at least 110.25% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final index value is equal to the lookback index value or declines in value by no more than 5.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS.
Downside Scenario	The underlying index declines in value from the lookback index value by more than 5.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the lookback index value, plus the buffer amount of 5.00%. (Example: if the underlying index decreases in value by 20%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 20% plus the buffer amount of 5.00%, or $8.50 per Buffered PLUS.) The minimum payment at maturity is $0.50 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

October 2020	Page 4

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	110%
Hypothetical maximum payment at maturity:	$11.025 (110.25% of the stated principal amount) per Buffered PLUS (which represents the lowest hypothetical maximum payment at maturity)*
Minimum payment at maturity:	$0.50 per Buffered PLUS
* The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.025 per Buffered PLUS.
Lookback Entry Buffered PLUS Payoff Diagram

The Lookback Entry Buffered PLUS
The Underlying Index
$11.025 Hypothetical Maximum Payment at Maturity
PLUS Zone
$10.00 Stated Principal Amount
-5.000%
9.319%
10.250%
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
-40%
-20%
0%
20%
40%
Payment at Maturity on the Lookback Entry Buffered PLUS
Percentage Change in the Underlying Index

How it works

▪	Upside Scenario. If the final index value is greater than the lookback index value, for each $10 principal amount Buffered PLUS investors will receive the $10 stated principal amount plus a return equal to 110% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, an investor will realize the hypothetical maximum payment at maturity at a final index value of approximately 109.319% of the lookback index value.
▪	Par Scenario. If the final index value is equal to the lookback index value or is less than the lookback index value but has decreased from the lookback index value by an amount less than or equal to the buffer amount of 5.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.
▪	Downside Scenario. If the final index value is less than the lookback index value and has decreased from the lookback index value by an amount greater than the buffer amount of 5.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the lookback index value, plus the buffer amount of 5.00%. The minimum payment at maturity is $0.50 per Buffered PLUS.

October 2020	Page 5

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	For example, if the underlying index depreciates 50.00% from the lookback index value, investors will lose 45.00% of their principal and receive only $5.50 per Buffered PLUS at maturity, or 55.00% of the stated principal amount.

How the lookback index value is determined

▪	The closing level of the underlying index appreciates or remains flat during the lookback observation period. The underlying index appreciates or remains flat during the lookback observation period such that the closing level of the underlying index on each day (that is a trading day and on which there is no market disruption event) during that period is greater than or equal to the closing level of the underlying index on the pricing date. In this scenario, the lookback index value will be the closing level of the underlying index on the pricing date.
▪	The closing level of the underlying index depreciates during the lookback observation period. The underlying index depreciates during the lookback observation period such that the lowest closing level of the underlying index on a day (that is a trading day and on which there is no market disruption event) during that period is less than the closing level of the underlying index on the pricing date. In this scenario, the lookback index value will be that lowest closing level of the underlying index.

The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

October 2020	Page 6

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	Buffered PLUS do not pay interest and you could lose up to 95.00% of your principal at maturity. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 5.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final index value has declined by an amount greater than the buffer amount of 5.00% from the lookback index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index from the lookback index value, plus $0.50 per Buffered PLUS. Accordingly, you could lose up to 95.00% of your principal.
▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $11.025 (at least 110.25% of the stated principal amount) per Buffered PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 110.25% of the stated principal amount for the Buffered PLUS, any increase in the final index value above the lookback index value by more than approximately 9.319% (if the maximum payment at maturity is set at 110.25% of the stated principal amount) will not further increase the return on the Buffered PLUS.
▪	The lookback index value will not be determined until the end of the lookback observation period. Because the lookback index value will be the lowest closing level of the underlying index during the lookback observation period, the lookback index value will not be determined until the end of the lookback observation period. The lookback observation period will be a 8-day period consisting of each day from and including the pricing date to and including November 6, 2020. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value. Accordingly, you will not know the lookback index value for a period of time after the pricing date. There can be no assurance that the closing level of the underlying index will decline during the lookback observation period below the closing level of the underlying index on the pricing date. In addition, there can be no assurance that if the underlying index does decline during the lookback observation period, that such decline will occur on a day that is a trading day and on which there is no market disruption event. Furthermore, even if the closing level of the underlying index declines during the lookback observation period below its closing level on the pricing date, there can be no assurance that the final index value will be greater than the lookback index value so that you earn a positive return on the Buffered PLUS at maturity.
▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Buffered PLUS. If these affiliates do not make payments to us and we fail to make payments on the Buffered PLUS, you may have to seek payment under the related

October 2020	Page 7

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the lookback index value and the final index value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the underlying index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Buffered PLUS in taking any corporate action that might affect the value of the underlying index or the Buffered PLUS.

Moreover, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS. The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors. The original issue price of the Buffered PLUS will exceed the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.
▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates. The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.
▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional

October 2020	Page 8

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Buffered PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS. Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS. As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.

The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors. The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Buffered PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase your Buffered PLUS in the secondary market.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors

October 2020	Page 9

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS prior to or during the lookback observation period and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities prior to or during the lookback observation period could potentially affect the lookback index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS. Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.
▪	Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMS may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.
▪	The final terms and valuation of the Buffered PLUS will be provided in the pricing supplement. The final terms of the Buffered PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Buffered PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Buffered PLUS based on the minimums for the estimated value of the Buffered PLUS and the maximum payment at maturity.
▪	The tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Dow Jones Industrial AverageTM Overview

The Dow Jones Industrial AverageTM consists of 30 component stocks that are intended to be representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageTM, see the information set forth under “Equity Index Descriptions — The Dow Jones Industrial AverageTM” in the accompanying underlying supplement.

Information as of market close on October 21, 2020:

Bloomberg Ticker Symbol:	INDU
Current Closing Level:	28,210.82
52 Weeks Ago (on 10/21/2019):	26,827.64
52 Week High (on 2/12/2020):	29,551.42
52 Week Low (on 3/23/2020):	18,591.93

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2015 through October 21, 2020. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on October 21, 2020 was 28,210.82. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on any day during the lookback observation period or on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

Dow Jones Industrial AverageTM	High	Low	Period End
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter	18,120.25	15,666.44	16,284.70
Fourth Quarter	17,918.15	16,272.01	17,425.03
2016
First Quarter	17,716.66	15,660.18	17,685.09
Second Quarter	18,096.27	17,140.24	17,929.99
Third Quarter	18,636.05	17,840.62	18,308.15
Fourth Quarter	19,974.62	17,888.28	19,762.60
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter (through October 21, 2020)	28,837.52	27,682.81	28,210.82

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Dow Jones Industrial AverageTM Historical Performance – Daily Closing Levels January 2, 2015 to October 21, 2020

License Agreement. The Dow Jones Industrial AverageTM is a registered trademark of Dow Jones Trademark Holdings LLC and has been licensed for use. “Dow Jones®,” “Dow Jones Industrial AverageTM,” “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and have been licensed for use for certain purposes by JPMorgan Chase & Co. and certain of its affiliated companies. S&P Dow Jones Indices LLC, Dow Jones, CME Group Inc. and their respective affiliates have no relationship to JPMorgan Chase & Co., other than the licensing of the Dow Jones Industrial AverageTM (DJIA) and their respective service marks for use in connection with the certain financial products, including the securities. See “Equity Index Descriptions — The Dow Jones Industrial AverageTM — License Agreement” in the accompanying underlying supplement.

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Buffered PLUS:

The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS. The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Buffered PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Buffered PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS. For additional information, see “Risk Factors — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.

The estimated value of the Buffered PLUS will be lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Buffered PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS” in this document.

Secondary market prices of the Buffered PLUS:	For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Secondary market prices of the Buffered PLUS will be impacted

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Buffered PLUS. The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Buffered PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Buffered PLUS, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Buffered PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Buffered PLUS. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Supplemental use of proceeds and hedging:

The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS. See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “Dow Jones Industrial AverageTM Overview” in this document for a description of the market exposure provided by the Buffered PLUS.

The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered

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JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Buffered PLUS (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

October 2020	Page 16

JPMorgan Chase Financial Company LLC

Lookback Entry Buffered PLUS Based on the Value of the Dow Jones Industrial AverageTM due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Where you can find more information:

You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007233/crt-dp125067_424b2.pdf

• Underlying supplement no. 1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf

• Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

October 2020	Page 17